REVISED October 25, 2005

Mr. Kurt Gastrock
9705 Meadowmere Drive
Vienna, Virginia 22182

Dear Kurt:

I am pleased to offer you the position of Executive Vice President and Chief Operating Officer of Convera Corporation (the “Company”). In this position you will report directly to Patrick Condo, President and Chief Executive Officer. This letter outlines the terms of the offer of employment. Your expected date of employment is on or about November 7, 2005.

1. Compensation.

a. Base Salary. As payment for the services to be rendered by you and subject to the provisions hereinafter stated, the Company shall pay you a base salary at an annualized rate of $300,000 per year, payable on the Company’s normal payroll schedule (the “Base Salary”).

b. Bonus. In addition to your Base Salary, you will be eligible for a bonus (the “Bonus”) up to $175,000 ($43,750 per quarter, at 100% performance against plan) paid quarterly, 25% per quarter based upon the Company’s actual operating performance, and based for Fiscal Year 2007 on successful quarterly execution of the Company’s Fiscal Year 2007 Operating Plan approved by the Company’s Board of Directors. Notwithstanding the performance nature of the Company's Bonus Plan, the Company guarantees payment of the quarterly bonus for the fourth fiscal quarter Fiscal Year 2006.

2. Employee Benefits.

a. Benefits. As a full-time employee you shall be eligible to participate in such of the Company’s benefit plans as are now generally available or later made generally available to full time employees of the Company, including 401(k) plan, medical, dental, vision, life, long-term disability insurance plans. Please refer to the Convera Summary of Benefits attached. You shall be entitled to four weeks vacation per year.

b. Expense Reimbursement. The Company agrees to reimburse you for all reasonable, ordinary and necessary travel and entertainment expenses incurred by you in conjunction with your services to the Company consistent with the Company’s standard reimbursement policies. The Company shall pay travel costs incurred by you in conjunction with your services to the Company consistent with the Company’s standard travel policy.

3. Equity Awards.

a.  Stock Options. Upon the start of your employment, you will be granted options under the Company’s2000 Incentive Stock Option Plan (the “Plan”) to purchase 500,000 shares of the Company’s Class A Common Stock. These stock option grants are made at the market price at the time of grant, as determined under the Plan, and vest 12.5% every six months. The Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Plan and the Stock Option Agreement between you and the Company, which will contain the standard terms and provisions applicable to employees generally.

b.  Deferred Shares. Convera shall issue you, in accordance with and at such time as provided in Sections 3.b(i) and 3.b(ii) of the Agreement, 200,000 shares of Convera Class A Common Stock (the “Deferred Stock”). Such award will be granted pursuant to, and is subject to the terms of the Plan. You will have a nonforfeitable and vested interest in the Deferred Stock on the earliest of the following (the “Deferred Date”):

(i)	a date five years from your first date of employment provided that you remain continuously employed with the Company through such date; or

(ii)
the occurrence of a Change in Control while you are employed by the Company followed (a) by continuous employment by you at the Company or the successor to the Company for a period of 12 months or (b) within 12 months by a termination of employment without Cause (as defined below) or a substantial diminution of your duties and/or responsibilities compared to your duties and responsibilities immediately prior to the Change of Control.

For purposes of this letter, a “Change in Control” means the happening of either of the following:

A. The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

B. The Company combines or is consolidated with, or merges with or into, any other corporation, and following such transaction a person or persons other than a person, who alone or with others, as of the date of this Agreement beneficially owns more than ten percent (10%) of the Company’s outstanding voting securities, become the beneficial owner or owners of at least fifty percent (50%) of the total voting power represented by the outstanding voting securities of the Company or the surviving entity or its parent immediately after such combination, consolidation or merger, and a majority of the Board of Directors immediately after such transaction consists of individuals other than individuals who served as directors immediately prior to such transaction.

4. Pre-Employment Conditions.

a. Proprietary Information Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Employee Proprietary Information and Inventions Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

  b. Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

c. Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.

5.	No Conflicting Obligations.

You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

6.	At-Will Employment.

Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement duly authorized by the Company’s Board of Directors.

7. Severance Benefits.

General Terms. In no way limiting the Company’s policy of employment at-will, if your employment is terminated (i) by the Company without Cause (as defined below), or (ii) terminated by you for Good Reason (as defined below), in either case, whether or not following or in connection with a Change in Control and other than as a result of your death or disability, the Company will provide you with the following:

a.
Severance - equal to one year of your then-current regular Base Salary and Bonus paid out over the Company’s regular payroll schedule following the effective date of your release. Your health and dental insurance coverage for your then-current Convera plans will be paid by Convera through the COBRA vehicle for one year unless you receive comparable coverage under another company’s plan before the end of that period at which point Convera’s payments would cease.

b.
Vesting in Deferred Stock- nonforfeitable and vested interest in the Deferred Stock equal to 20% of the total granted in Paragraph 3b above in the event that your employment is terminated without Cause prior to the one year anniversary of the commencement of employment, and 5% for any full quarter of continuous employment with Convera after the first full year of employment.

c.	Stock Options- stock options will continue to vest per the regular vesting schedule in paragraph 3a above through the duration of the severance period.

As a condition to your receipt of such benefits, you are required to comply with your continuing obligations (including the return of any Company property), resign from all positions you hold with the Company, and execute the Company’s standard form of release agreement, which provides for among other matters, the release of any claims you may have against the Company and your agreement not to solicit employees and customers.

Cause. For the purposes of this letter, “Cause” shall mean: (i) your repeated failure to perform one or more of your essential duties and responsibilities to the Company after 10 day written notice to you and a chance to cure; (ii) your failure to follow the lawful directives of the Company’s Board of Directors; (iii) your material violation of any Company policy, including any provision of a Code of Conduct or Code of Ethics adopted by the Company; (iv) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that in the reasonable judgment of the Board of Directors has caused or is reasonably expected to result in material injury to the Company; (v) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (vi) your conviction of a felony or misdemeanor (other than a traffic offense) or; (vii) your willful breach of any of your obligations under any written agreement with the Company.

Good Reason For purposes of this letter, “Good Reason” shall mean (i) the Company’s failure to make any required payment to you hereunder that remains unremedied for 10 days after you have provided written notice of such failure to the Chief Executive Officer or the Board of Directors of the Company, (ii) the substantial diminution of your duties or responsibilities, (iii) a reduction in your Base Salary or target Bonus of more than 10% unless applied to all senior executives, (iv) the Company’s willful breach of any of its obligations under any written agreement with you that remains unremedied for 10 days after you have provided notice of such breach to the Chief Executive Officer or the Board of Directors of the Company or (v) the relocation of the Company's executive offices to a site more than 50 miles from its present location, except for a relocation to, or within 50 miles of, its Carlsbad, California facilities (which the Company has no present intention of effecting). In the event of relocation, the Company will provide to you six months prior notice of any intended relocation and agrees to reimburse you for reasonable relocation expenses consistent with Convera’s prior relocation reimbursement practices for executives.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Employee Proprietary Information and Inventions Agreement. Please indicate the date on which you expect to begin work in the space provided below (the “Start Date”). This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter will be governed by the laws of Virginia, without regard to its conflict of laws provisions, and may only be amended or modified by a writing signed by both parties and approved by the Board of Directors.

We are all delighted to be able to extend you this offer and look forward to working with you.

Very truly yours,

CONVERA CORPORATION

By:/s/Patrick C. Condo

Title: President and Chief Executive Officer

ACCEPTED AND AGREED:

KURT C. GASTROCK

/s/Kurt C. Gastrock
Signature

Date: 11/1/2005

Anticipated Start Date: 11/9/2005

Attachment A: Employee Proprietary Information and Inventions Agreement
Attachment B:  Convera Summary of Benefits